Exhibit 99.1

NORTH AMERICAN INSURANCE LEADERS, INC. POSTPONES

STOCKHOLDERS MEETING

New York, NY – February 19, 2008 – North American Insurance Leaders, Inc. (AMEX: NAO) (“NAIL”), today announced that, in order to give its stockholders additional time to consider and vote on the proposed acquisition of Deep South and to allow time for the solicitation of additional proxies related thereto, its annual meeting of stockholders originally scheduled to be held on February 20, 2008 at 2:00 p.m. local time, has been postponed and will now be held at 2:00 p.m. on February 29, 2008. The meeting will take place at its original location, the offices of Sidley Austin LLP at 787 Seventh Avenue, New York, New York 10019.

NAIL encourages all its stockholders to vote at the annual meeting. Stockholders that hold their shares in “street name” must provide the record holder of their shares with instructions on how to vote. Such stockholders are encouraged to work closely with their bank or broker to ensure their votes are counted with respect to the annual meeting.

Additional Information

In connection with its pending acquisition of Deep South, NAIL filed a definitive proxy statement with the SEC on January 31, 2008 . STOCKHOLDERS OF NAIL ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. NAIL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy such reports, proxy statements and other information filed by NAIL with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. NAIL also files its reports, proxy statements and other information electronically with the SEC. You may access information on NAIL at the SEC web site at http://www.sec.gov.

About North American Insurance Leaders, Inc.

NAIL is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAIL raised net proceeds of approximately $110 million through its initial public offering in March 2006 led by CRT Capital Group LLC. On August 10, 2007, NAIL announced the signing of a definitive agreement to acquire the businesses of Deep South Holding, L.P. (“Deep South”).

About Deep South

Deep South is a leading managing general agency distributing various lines of commercial property and casualty insurance. Deep South operates a full service managing general agency that underwrites and manages various lines of commercial property and casualty insurance, including commercial auto coverages, which it markets to independent retail insurance agents. For additional information on Deep South, please visit its website at http://www.deep-south.com.

Contact:

Paula Butler
Executive Vice President
North American Insurance Leaders, Inc.
212-319-9407